Exhibit 99.1

DuPont Fabros Technology, Inc. Announces Launch of $550 Million

Offering of Senior Notes Due 2017 by Its Subsidiary, DuPont Fabros Technology, L.P.

Company Release — 12/03/2009 12:38

WASHINGTON, Dec. 3 /PRNewswire-FirstCall/ — DuPont Fabros Technology, Inc. (NYSE: DFT), today announced that its subsidiary DuPont Fabros Technology, L.P. intends to offer $550 million aggregate principal amount of senior notes due 2017 (the “Notes”), subject to market conditions. The purpose of the offering will be to repay secured indebtedness, including to repay in full and terminate our Safari line of credit and term loan, to terminate a related interest rate swap agreement, to repay in full our SC1 term loan and to repay approximately $50 million of the outstanding balance under the ACC4 term loan. The purpose of the offering also will be to complete Phase I of our NJ1 data center.

The Notes will be unconditionally guaranteed, jointly and severally, on a senior unsecured basis by DuPont Fabros Technology, Inc., its general partner, and certain of its subsidiaries.

The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

SOURCE DuPont Fabros Technology, Inc.

Contact: Christopher Warnke, Manager, Investor Relations of DuPont Fabros Technology, Inc., +1-202-478-2330